Exhibit (17)a

                   PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS

                                 October _, 1999


The undersigned shareholder of the Phoenix-Seneca Mid Cap Fund, revoking any and all previous proxies heretofore given for shares of the Mid Cap Fund held by the undersigned, does hereby appoint Philip R. McLoughlin, and Pamela S. Sinofksy, each and any of them, with full power of substitution each, to be the attorneys and proxies of the undersigned, to attend the special meeting of the shareholders of Phoenix-Seneca Mid Cap Fund to be held on the 17th day of November, 1999, at 10:00 a.m., local time, at the offices of Phoenix Multi-Portfolio Fund, 101 Munson Street, Greenfield, Massachusetts 01301, and any adjournments thereof and to represent and direct shares of each class of the Phoenix-Seneca Mid Cap Fund held by the undersigned as of the record date for the meeting for the proposal specified below.

This proxy, if properly executed, will be voted in the manner as directed herein by the undersigned shareholder. Unless otherwise specified below in the boxes provided, the undersigned's vote will be cast "FOR" the proposal. If no direction is made for the proposal, this proxy will be voted "FOR" the proposal. In their discretion, the proxies are authorized to transact and vote upon such other matters and business as may come before the meeting or any adjournments thereof.

        To consider and act upon a proposal to approve the Agreement and Plan of Reorganization, dated August 30, 1999, and the transactions it contemplates, including (a) the transfer of all or substantially all of the assets of the Phoenix-Seneca Mid Cap Fund to the Phoenix-Seneca Strategic Theme Fund in exchange solely for shares of the corresponding class of the Strategic Theme Fund and the assumption by the Strategic Theme Fund of all the liabilities of the Mid Cap Fund and (b) the distribution of the shares of the Strategic Theme Fund so received to shareholders of the Mid Cap Fund.


                         FOR [ ] AGAINST [ ] ABSTAIN [ ]

        To consider and act upon any other business as may properly come before the meeting and any adjournment thereof.

        To avoid the expense of adjourning the meeting to a subsequent date, please return this proxy in the enclosed self-addressed, postage-paid envelope.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF PHOENIX MULTI-PORTFOLIO FUND, WHICH RECOMMENDS A VOTE FOR THE PROPOSAL.

Dated: _____________________, 1999

                                                   Name



                                                   -----------------------------
                                                   Signature of Shareholder




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